Exhibit 10.1

                4601 Fairfax Drive N, Suite 600 | Arlington, VA 22203
+1 833 358 3623
fluenceenergy.com

August 5, 2022

Julian Nebreda

Dear Julian,
I am delighted to confirm an offer from Fluence Energy, Inc. (“Fluence”) as the Chief Executive Officer reporting to Herman Bulls, Chairman of the Board of Directors. The effective date is September 1, 2022. This position is considered a Section 16 Officer position subject to certain external disclosures as Fluence is a publicly traded company. For this position, you may work remotely from your residency or from the Fluence Arlington, Virginia office. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you (see “Immigration” below). In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as an Executive Officer at the Chief Executive Officer job grade level.
COMPENSATION AND BENEFITS
Base Salary: Your annual base salary will be $600,000, paid in one-twelfth increments monthly. Your next annual base salary review will be for a January 1, 2024 merit increase consideration, and will be reviewed annually thereafter in accordance with Fluence policy and practice, as approved by the Board of Directors.
Annual Incentive Plan: You are eligible to participate in the Fluence Annual Incentive Plan (“AIP”) effective October 1, 2022 (start of fiscal year 2023), with a target incentive of 100% of your annual base salary as defined in the plan. The AIP award is based upon your individual performance and company performance measured against established objectives for the fiscal measurement year. The AIP award is typically paid in the first business quarter following the end of each fiscal year. Your potential receipt of this AIP award is subject to approval by the Board of Directors. The plan administrator reserves the right to make determinations regarding the plan at any time.
Benefits: You are eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long-term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment.
Retirement: You will be eligible to participate in The Fluence Energy Savings Plan, which is a 401(k) plan, after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the retirement plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

    4601 Fairfax Drive N, Suite 600 | Arlington, VA 22203
+1 833 358 3623
fluenceenergy.com

Long-term incentive award: We also want you to share in Fluence Energy’s vision and its future. For that reason, you will be awarded a one-time equity grant of $2,500,000 delivered in the form of Restricted Stock Units (RSUs). The grant effective date is your hire effective date with Fluence, and these RSUs will be awarded to you once you are hired. The grant value is converted to RSUs using the Fluence closing stock price on the grant effective date and are subject to a vesting schedule of one-third annually on the anniversary of the grant date. The plan administrator reserves the right to make determinations regarding this plan at any time. Further details will be provided to you in the coming weeks.

Sign on Cash Bonus: Due to the one-month gap (September 2022) in eligibility for an AIP award for the 2022 incentive year, you will receive a one-time payment of $50,000, subject to taxes, paid in December 2022 when all other Fluence employees receive their AIP payment, provided you remain employed with Fluence on the payment date.
Executive Severance Plan: As an Executive Officer of Fluence, you are eligible to participate in the Fluence Executive Severance Plan, as approved by the Board of Directors. Further details will be provided to you in the coming weeks.
Executive Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you are subject to additional policies applicable only to Executive Officers, specifically the Fluence Executive Stock Ownership Guidelines and the Fluence Clawback Policy, as approved by the Board of Directors. Further details will be provided to you in the coming weeks.
Immigration: Fluence is in the process of transferring your immigration Visa from AES to Fluence, anticipated to occur on or prior to September 1, 2022.
New Hire Paperwork Agreement: Prior to your start date, you will receive a list of pre-hire documents. By signing this offer, you are agreeing to send back all new hire paperwork no later than one week prior to starting with Fluence. If HR does not receive the signed documentation, your start date may be delayed.
ACCEPTANCE PROCESS
Julian, your experience, and background will be an asset to this position, and we look forward to you joining Fluence. To confirm your acceptance of this offer, please print this letter, sign, and return to me through email within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.
Sincerely,
Larissa Cerqueira

Larissa Cerqueira
Chief Human Resources Officer

    4601 Fairfax Drive N, Suite 600 | Arlington, VA 22203
+1 833 358 3623
fluenceenergy.com

Your employment with Fluence Energy is and will be “at will” employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.
Read and Accepted:

Signature:    _/s/ Julian Nebreda______________________    Date:    August 5, 2022
     Julian Nebreda                    Start Date: September 1, 2022
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